Exhibit 99.1

Newmont Announces Full Year and Fourth Quarter 2019 Results

DENVER--(BUSINESS WIRE)--February 20, 2020--Newmont Corporation (NYSE: NEM, TSX: NGT) (Newmont or the Company) today announced full year and fourth quarter 2019 results.

2019 highlights

  Assembled industry-leading portfolio of assets with the deepest project pipeline in top-tier jurisdictions after successfully completing two historic transactions
  Produced 6.3 million attributable ounces of gold* and reported CAS* of $721 per ounce and AISC* of $966 per ounce, in line with the Company’s full year guidance
  Delivered $2.9 billion of GAAP net income and adjusted EBITDA* of $3.7 billion
  Generated $2.9 billion of cash from continuing operations and Free Cash Flow* of $1.4 billion
  Reported industry-leading 100.2 million ounces of Gold Mineral Reserves
  Delivered four projects on four continents on-time and within budget: Tanami Power in Australia, Borden in Canada, Ahafo Mill Expansion in Africa, and Quecher Main in Peru
  Approved Tanami Expansion 2 project to extend mine life and increase profitable production
  Maintained investment-grade balance sheet with $2.2 billion of consolidated cash and a leverage ratio of 1.2x net debt to pro forma adjusted EBITDA*
  Recognized for industry-leading ESG performance: ranked as top gold company in DJSI for 5th consecutive year and as 3rd most transparent company in S&P 500 by Bloomberg ESG Disclosure score; recognized as top mining company on FORTUNE’s 2020 list of World’s Most Admired Companies

Outlook**

  Stable production outlook of 6.4 million ounces in 2020, and 6.2 million ounces to 6.7 million ounces per year longer term through 2024 with an improving costs base
  On track to realize $500 million per year of improvements in 2021, exceeding our commitment by approximately 40 percent
  Expect to realize $1.4 billion in cash proceeds in Q1 2020 through divestitures
  Announced plan to increase annual divided by 79 percent to $1.00 per share; effective upon approval and declaration of Q1 2020 dividend in April 2020

*See corresponding footnotes provided on the following pages below.
**See cautionary statement at end of release regarding forward-looking statements, including with respect to financial outlook and expected dividends.

“In 2019, Newmont generated $1.4 billion in free cash flow from the gold industry’s best portfolio of assets and we continued to deliver on our promises by completing four projects on four continents within budget,” said Tom Palmer, President and Chief Executive Officer. “We returned $1.4 billion to shareholders through dividends and share repurchases and as we enter our centenary year, Newmont is well positioned with the industry’s largest reserve base strategically located in top-tier jurisdictions that enables us to sustain production and generate robust cash flow across price cycles.”

Full Year 2019 Financial and Production Summary

  Net income: Delivered GAAP net income from continuing operations attributable to Newmont stockholders of $2.9 billion or $3.91 per diluted share and adjusted net income1 of $970 million or $1.32 per diluted share
  EBITDA: Generated $3.7 billion in adjusted EBITDA1, an increase of 45 percent from the prior year
  Cash flow: Reported consolidated cash flow from continuing operations of $2.9 billion and free cash flow2 of $1.4 billion, an increase of 57 percent and 76 percent over the prior year, respectively
  Gold costs applicable to sales (CAS)3: Reported CAS of $721 per ounce, in line with the Company’s full year guidance
  Gold all-in sustaining costs (AISC)3: Reported AISC of $966 per ounce, in line with the Company’s full year guidance
  Attributable gold production4: Produced 6.3 million ounces of gold, an increase of 23 percent over the prior year and in line with the Company’s full year guidance
  Portfolio improvements: Assembled industry’s best collection of assets in top-tier jurisdictions with the acquisition of Goldcorp Inc. (Goldcorp) and formation of the Nevada Gold Mines (NGM) joint venture; successfully delivered four projects on four continents with Tanami Power in Australia, the Borden mine in Canada, Ahafo Mill Expansion in Ghana, and Quecher Main in Peru; approved Tanami Expansion 2 and Autonomous Haulage at Boddington; formed strategic partnerships in GT Gold, Prodigy Gold and Irving Resources to fund exploration activities in Canada, Australia and Japan, respectively; divested the Nimba iron ore project in Guinea; entered into binding agreements to sell Red Lake in Canada and investment holdings in Continental Gold; completed divestiture of the Company’s 50 percent interest in Kalgoorlie Consolidated Gold Mines (KCGM) in Australia.
  2020 Outlook: Attributable production of 6.4 million ounces, CAS of $750 per ounce and AISC of $975 per ounce, as previously reported by the Company in January 2020

Fourth Quarter 2019 Financial and Production Summary

  Net income: Delivered GAAP net income from continuing operations attributable to Newmont stockholders of $537 million or $0.66 per diluted share; delivered adjusted net income1 of $410 million or $0.50 per diluted share, an increase of $0.10 compared to the prior year quarter
  EBITDA: Generated $1.3 billion in adjusted EBITDA1, an increase of 70 percent from the prior year quarter
  Cash flow: Reported consolidated cash flow from continuing operations of $1.2 billion and free cash flow2 of $778 million, an increase of 63 percent and 64 percent over the prior year quarter, respectively
  Gold costs applicable to sales (CAS)3: Reported CAS of $691 per ounce, an increase of five percent over the prior year quarter
  Gold all-in sustaining costs (AISC)3: Reported AISC of $946 per ounce, an increase of 12 percent over the prior year quarter
  Attributable gold production: Produced 1.83 million ounces of gold, an increase of 27 percent over the prior year quarter

Full Year and Fourth Quarter 2019 Results

Net income (loss) from continuing operations attributable to Newmont stockholders for the full year was $2,877 million or $3.91 per diluted share, up $2,597 million from the prior year, primarily due to the $2,390 million gain recognized on the formation of NGM, as well as higher production from the acquired Goldcorp assets and higher average realized gold prices. Net income from continuing operations attributable to Newmont stockholders for the quarter was $537 million or $0.66 per diluted share, an increase of $540 million from the prior year quarter primarily due to higher production from acquired assets and higher realized gold prices.

Adjusted net income was $970 million or $1.32 per diluted share for the full year, compared to $718 million or $1.34 per diluted share in the prior year. Adjusted net income for the quarter was $410, or $0.50 per diluted share, compared to $214 or $0.40 in the prior year quarter. Primary adjustments to fourth quarter net income include $(0.11) related to changes in the fair value of investments, ($0.10) related to valuation allowances and tax effects of adjustments, and $0.05 related to other charges including reclamation and remediation charges, integration costs and restructuring.

Revenue increased 34 percent to $9,740 million for the full year and 45 percent to $2,967 million for the quarter, compared to the prior year. These increases were primarily due to new production from the acquired Goldcorp assets and higher average realized gold prices.

Average realized gold price5 was 11 percent higher for the full year at $1,399 per ounce and 20 percent higher for the quarter at $1,478 per ounce compared to prior year. The average realized price for copper was four percent lower for the full year at $2.63 per pound, and five percent higher for the quarter at $2.76 per pound, compared to the prior year. For the full year, the average realized price for silver, lead and zinc were $15.79 per ounce, $0.79 per pound and $0.80 per pound, respectively. For the quarter, the average realized price for silver, lead and zinc were $15.49 per ounce, $0.77 per pound and $0.78 per pound, respectively.

Gold CAS increased 19 percent to $4,663 million for the full year and 19 percent to $1,251 million for the quarter, compared to the prior year, primarily due to additional costs from the acquired Goldcorp assets. For the quarter, Gold CAS per ounce increased five percent to $691 per ounce primarily due to higher stripping ratios at Merian and Yanacocha and higher gold price-driven royalties. For the full year, Gold CAS per ounce increased by two percent to $721 per ounce primarily due to unfavorable stripping and higher gold price driven royalties partially offset by higher gold ounces sold and lower stockpile and leach pad inventory adjustments.

Gold AISC increased six percent to $966 per ounce for the full year and increased 12 percent to $946 per ounce for the quarter, compared to the prior year, primarily due to higher gold CAS per ounce and higher sustaining capital spend.

Attributable gold production6 increased 23 percent to 6.29 million ounces for the full year and 27 percent to 1.83 million ounces for the quarter, compared to prior year, primarily due to new production from the Goldcorp assets and higher grade and throughput from the Subika Underground and Ahafo Mill Expansion projects, partially offset by lower production from KCGM.

Attributable gold equivalent ounce (GEO) production from other metals increased to 624 thousand ounces for the full year and 229 thousand ounces for the quarter, compared to prior year, primarily due to new silver, lead and zinc production from Peñasquito, partially offset by the classification of Phoenix copper as a by-product following the formation of NGM. CAS from other metals totaled $532 million for the full year and $208 million for the quarter. CAS per GEO increased 10 percent to $858 per ounce for the full year, primarily due to high unit costs at Peñasquito. CAS per GEO decreased 4 percent to $791 per ounce for the quarter, primarily due to higher gold equivalent ounces of other metals sold and a favorable Australian dollar foreign currency exchange. AISC per GEO increased 31 percent to $1,222 per ounce for the full year and 21 percent to $1,171 per ounce for the quarter, compared to the prior year, primarily due to higher CAS per GEO, higher sustaining capital spend and higher treatment and refining costs.

Capital expenditures7 increased 42 percent to $1,463 million for the full year and 60 percent to $430 million for the quarter, compared to the prior year, primarily due to increased sustaining capital for the Goldcorp assets and ongoing investment in growth projects, including Quecher Main, Ahafo Mill Expansion, Borden, Musselwhite Materials Handling, Tanami Expansion 2, Yanacocha Sulfides and Ahafo North.

Consolidated operating cash flow from continuing operations increased 57 percent to $2,876 million for the full year and 63 percent to $1,208 million for the quarter, compared to the prior year, primarily due to higher realized gold prices and the inclusion of sales from the Goldcorp assets. Free cash flow2 also increased to $1,413 million for the full year and $778 million for the quarter, compared to the prior year, primarily due to higher operating cash flow, partially offset by higher capital expenditures.

Balance sheet ended the quarter with $2.2 billion of consolidated cash and an investment-grade credit profile, issued $700 million of 2.800 percent Senior Notes due 2029 and retired $626 million of 5.125 percent Senior Notes due on October 1, 2019.

________________
[1]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[2]	Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
[3]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[4]	Attributable gold production for the full year 2019 includes 287,000 ounces from the Company’s equity method investment in Pueblo Viejo (40%)
[5]	Non-GAAP measure. See end of this release for reconciliation to Sales.
[6]	Attributable gold production for the full year 2019 includes 287,000 ounces and for the fourth quarter 2019 includes 118,000 ounces from the Company’s equity method investment in Pueblo Viejo (40%)
[7]	Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows.

Corporate updates

  Goldcorp transaction: On January 14, 2019, Newmont entered into a definitive agreement to acquire all outstanding common shares of Goldcorp. On April 18, 2019, Newmont closed its acquisition of Goldcorp following receipt of all regulatory approvals and approval by Newmont’s and Goldcorp’s shareholders of the resolutions at the shareholder meetings on April 11 and April 4, 2019, respectively, for total cash and non-cash consideration of $9,456 million in a primarily stock transaction. The combined company is known as Newmont Corporation, continuing to be traded on the New York Stock Exchange under the ticker NEM and listed on the Toronto Stock Exchange under the ticker NGT.
  Nevada Gold Mines Joint Venture: On July 1, 2019, Newmont and Barrick Gold Corporation (Barrick) consummated the transaction establishing Nevada Gold Mines LLC (NGM). NGM is owned 38.5 percent by Newmont and owned 61.5 percent and operated by Barrick. The formation of NGM diversifies the Company’s footprint in Nevada and allows Newmont to benefit from additional efficiencies through integrated mine planning and processing. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM. Fourth quarter 2019 EBITDA for NGM was $267 million and for the year ended 2019 was $501 million. Attributable gold production was 366 thousand ounces with CAS of $722 per ounce and AISC of $883 per ounce for the fourth quarter 2019 and 710 thousand ounces with CAS of $712 per ounce and AISC of $901 per ounce for the year ended 2019.

Projects update

Newmont’s capital-efficient project pipeline supports stable production with improving margins and mine life. Near-term development capital projects are presented below. Funding for Tanami Expansion 2 and Musselwhite Materials Handling have been approved and the projects are in execution. Additional projects not listed below represent incremental improvements to production and cost guidance.

  Tanami Expansion 2 (Australia) secures Tanami’s future as a long-life, low cost producer with potential to extend mine life to 2040 through the addition of a 1,460m hoisting shaft and supporting infrastructure to achieve 3.5Mt per year of production and provide a platform for future growth. The expansion is expected to increase average annual gold production by approximately 150,000 to 200,000 ounces per year for the first five years beginning in 2023, and is expected to reduce operating costs by approximately 10 percent. Capital costs for the project are estimated to be between $700 million and $800 million.
  Musselwhite Materials Handling (North America) improves material movement from Musselwhite’s two main zones below Lake Opapimiskan. An underground shaft will hoist ore from the underground crushers, reducing haulage distances and ventilation costs. The Company expects the project to be fully operational in mid-2020.

Outlook

Newmont’s outlook reflects steady gold production and ongoing investment in its operating assets and most promising growth prospects. The Company does not include development projects that have not reached execution stage in its outlook which represents upside to guidance.

Attributable production

Attributable gold production is expected to be stable at 6.2 to 6.7 million ounces across the five year period. The 2020 outlook of 6.4 million ounces increases from 2019 with a full year of production from the acquired Goldcorp assets. Production is expected to remain between 6.2 and 6.7 million ounces per year longer-term through 2024 supported by a steady base from Boddington, Tanami, Ahafo, Peñasquito, and the Company’s equity ownership interest in the Nevada Gold Mines joint venture, which is further enhanced by solid production from the Company’s nine other operating mines and its equity ownership in Pueblo Viejo.

Regional production overview:

Australia

	2020	2021	2022
Moz	1.2	1.2 - 1.4	1.3 - 1.5

2020: Full Potential at Boddington improves mining rates and grade increases throughout the year with the stripping campaign nearing completion in the South Pit and Tanami continues to deliver solid performance.

2021-2022: Boddington reaches higher grade ore while Tanami delivers steady performance.

Africa

	2020	2021	2022
Moz	0.85	0.85 - 0.95	0.90 - 1.0

2020: A full year of production from the Ahafo Mill Expansion is offset by mine sequencing in both the Subika and Awonsu open pits, a change in mining method at Subika Underground and lower grades at Akyem.

2021-2022: Subika Underground begins to deliver higher tons and Subika open pit reaches higher grades, partially offset by sequencing at Akyem.

North America

	2020	2021	2022
Moz	1.7	1.6 - 1.8	1.5 - 1.7

2020: A full year of operations at Peñasquito, Éléonore and Porcupine increase production. Peñasquito reaches higher grades and Musselwhite is expected to reach normal production levels in early October, partially offset by lower leach pad production at CC&V.

2021: Musselwhite contributes a full year of operations, Peñasquito continues in higher grade ore and achieves higher throughput, and Porcupine benefits from higher grades in the Borden underground and Hollinger open pit mines.

2022: Peñasquito is impacted by lower gold grade from mine sequencing.

South America*

	2020	2021	2022
Moz	1.3	1.1 - 1.2	1.0 - 1.1

*Includes Pueblo Viejo interest with ~375Koz in 2020 and 2021, and ~385Koz in 2022.

2020: A full year of production from Cerro Negro and Pueblo Viejo is partially offset by Yanacocha depleting higher grades at the Tapado Oeste pit and Merian transitioning to harder rock.

2021: Cerro Negro transitions to lower grades as mining concludes in the Eureka District and Yanacocha ramps down the oxide mill.

2022: Merian enters a stripping phase partially offset by higher grades at Cerro Negro.

Nevada Gold Mines (NGM)

	2020	2021	2022
Moz	1.4	1.3 - 1.4	1.3 - 1.4

Production for the Company’s 38.5 percent ownership interest in NGM.

Attributable co-product GEOs

	2020	2021	2022	2023 - 2024
Moz	1.1	1.0 - 1.2	1.1 - 1.3	1.3 - 1.5

2020: A full year of production from Peñasquito is partially offset by lower copper production at Boddington.

2021: Boddington copper production increases and Peñasquito delivers steady production.

2022-2024: Peñasquito delivers higher silver and lead production from the Chile Colorado pit, followed by higher silver and zinc production from the Peñasco pit.

Gold cost outlook

  Costs improve throughout the five year period with continuing Full Potential improvements and ongoing investment in profitable projects.
  CAS is expected to be $750 per ounce for 2020 from lower production in Africa and South America, partially offset by improvements in North America with a full year of operations at Peñasquito. CAS is expected to be between $650 and $750 per ounce for 2021 and 2022, and between $600 and $700 per ounce in 2023 and 2024.
  AISC is expected to be $975 per ounce in 2020 from higher costs in South America and Africa, partially offset by improved CAS in North America. AISC is expected to be between $850 and $950 per ounce in 2021 and 2022, and improves to between $800 and $900 per ounce longer-term through 2024. Future Full Potential savings and profitable ounces from projects that are not yet approved represent additional upside not currently captured in guidance.

Regional cost overview:

Australia

	2020	2021	2022
CAS/oz	$700	$575 - $675	$500 - $600
AISC/oz	$900	$775 - $875	$650 - $750

2020: CAS benefits from lower spend at Tanami for paste fill, partially offset by increased stockpile processing at Boddington. AISC includes increased sustaining capital spend at Boddington to advance Autonomous Haulage and at Tanami for ventilation.

2021-2022: Unit costs improve as Boddington production increases.

Africa

	2020	2021	2022
CAS/oz	$710	$700 - $800	$600 - $700
AISC/oz	$870	$850 - $950	$800 - $900

2020: CAS is higher than 2019 on lower production at Akyem and Ahafo with stripping in the Subika open pit and the change in mining method at Subika Underground. AISC is higher on increased unit CAS partially offset by lower sustaining capital at Ahafo.

2021-2022: CAS improves from higher production at Ahafo with increased ore tons from Subika Underground and the end of stripping in the Subika open pit. AISC increases in 2021 on higher sustaining capital spend for tailings storage facilities at both Ahafo and Akyem.

North America

	2020	2021	2022
CAS/oz	$805	$700 - $800	$700 - $800
AISC/oz	$995	$850 - $950	$900 - $1,000

2020: Unit costs improve as Peñasquito delivers a full year of production with Full Potential improvements and the removal higher cost production from Red Lake, partially offset by lower production at CC&V and higher costs at Musselwhite prior to resuming full operations in October.

2021-2022: Unit costs improve with increased production and the delivery of Full Potential improvements throughout the region.

South America

	2020	2021	2022
CAS/oz	$790	$700 - $800	$800 - $900
AISC/oz	$940	$850 - $950	$1,000 - $1,100

2020: Unit costs increase on lower production at Yanacocha and from higher mine and milling costs at Merian from harder rock, partially offset by Full Potential improvements at Cerro Negro.

2021: Unit costs improve with lower operating costs at Yanacocha from the end of Quecher Main stripping and ramping down the oxide mill, partially offset by lower production at Cerro Negro.

2022: CAS increases with Merian entering a stripping campaign and Yanacocha production declining. AISC increases with CAS and higher sustaining capital at Cerro Negro.

Nevada Gold Mines

	2020	2021	2022
CAS/oz	$690	$600 - $700	$600 - $700
AISC/oz	$880	$800 - $900	$800 - $900

CAS & AISC for the Company’s 38.5 percent ownership interest in NGM.

Attributable co-product costs per GEO

	2020	2021	2022	2023 - 2024
CAS/GEO	$560	$550 - $650	$600 - $700	$450 - $550
AISC/GEO	$880	$900 - $1,000	$900 - $1,000	$750 - $850

2020: Unit costs improve driven by a full year of production at Peñasquito.

2021-2022: Unit costs per GEO increase from mine sequencing at Peñasquito, partially offset by higher copper production at Boddington.

2023-2024: CAS per GEO improves on higher production at Peñasquito and AISC per GEO improves on lower CAS and lower sustaining capital spend.

Consolidated Capital

	2020	2021	2022	2023	2024
Total ($M)	$1,600	$1,500 - $1,700	$1,200 - $1,400	$1,100 - $ 1,300	$900 - $1,100
Sustaining ($M)	$975	$900 - $1,100	$900 - $1,100	$900 - $1,100	$900 - $1,100
Development ($M)	$625	$500 - $600	$300 - $400	$100 - $200	$0 - $100

Sustaining capital remains steady, covering infrastructure, equipment and ongoing mine development.

Development capital includes Tanami Expansion 2 in Australia, Musselwhite Materials Handling in Canada, Subika Underground in Ghana, underground development at Cerro Negro in Argentina, expenditures related to the Company’s ownership interest in Nevada Gold Mines, and to progress studies for future projects. Yearly decreases reflect the Company’s approach to only including development projects that have reached execution stage.

Consolidated expense outlook – Interest expense is expected to be $300 million for 2020 from a full year of expense related to the acquired Goldcorp debt. Investment in exploration and advanced projects is expected to be $450 million in 2020 with a full year of spend for the acquired Goldcorp assets. The 2020 outlook for general & administrative costs is expected to be $265 million as synergies of $120 million are realized from the Goldcorp transaction and depreciation and amortization is expected to be $2,125 million.

Assumptions and sensitivities – Newmont’s outlook assumes $1,200 per ounce gold price, $16 per ounce silver price, $2.75 per pound copper price, $1.20 per pound zinc price, $0.95 per pound lead price, $0.75 USD/AUD exchange rate, $0.77 USD/CAD exchange rate, and $60 per barrel WTI oil price. Assuming a 35% incremental tax rate, $100 per ounce increase in gold price would deliver an expected $400 million improvement in attributable free cash flow.

2020 Outlooka

2020 Outlook +/- 5%	Consolidated Production	Attributable Production	Consolidated CAS	Consolidated All-in Sustaining Costs[b]	Consolidated Sustaining Capital Expenditures	Consolidated Development Capital Expenditures	Attributable Sustaining Capital Expenditures	Attributable Development Capital Expenditures
	(Koz, GEOs Koz)	(Koz, GEOs Koz)	($/oz)	($/oz)	($M)	($M)	($M)	($M)
North America	1,675	1,675	805	995	335	60	335	60
South America	1,290	1,345	790	940	135	175	100	125
Australia	1,180	1,180	700	900	185	270[c]	185	270[c]
Africa	850	850	710	870	95	70	95	70
Nevada Gold Mines[d]	1,375	1,375	690	880	185	45	185	45
Total Gold[e]	6,300	6,400[e]	750	975	975[f]	625	950[f]	575

Total Co-products[g]	1,105	1,105	560	880
2020 Consolidated Expense Outlook ($M) +/-5%
General & Administrative	265
Interest Expense	300
Depreciation and Amortization	2,125
Advanced Projects & Exploration	450
Adjusted Tax Rate[h,i]	38%-42%
Federal Tax Rate[i]	29%-33%
Mining Tax Rate[i]	8%-10%
[a]

2020 outlook projections used in this presentation are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of February 20, 2020. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2020 Outlook assumes $1,200/oz Au, $16/oz Ag, $2.75/lb Cu, $1.20/lb Zn, $0.95/lb Pb, $0.75 USD/AUD exchange rate, $0.77 USD/CAD exchange rate and $60/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Outlook may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary at the end of this release.

[b]	All-in sustaining costs (AISC) as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2020 CAS outlook.
[c]	Includes finance lease payments related to the Tanami Power Project paid over a 10 year term beginning in 2019.
[d]

Represents the ownership interest in the Nevada Gold Mines (NGM) joint venture. NGM is owned 38.5% by Newmont and owned 61.5% and operated by Barrick. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM.

[e]	Attributable gold production outlook includes the Company’s equity investment (40%) in Pueblo Viejo with ~375Koz in 2020; does not include the Company’s other equity investments.
[f]	Total sustaining capital includes ~$30 million of corporate and other spend.
[g]

Gold equivalent ounces (GEOs) are calculated as pounds or ounces produced multiplied by the ratio of the other metal’s price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16/oz.), Lead ($0.95/lb.), and Zinc ($1.20/lb.) pricing.

[h]	The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.
[i]

Assuming average prices of $1,400 per ounce for gold, $16 per ounce for silver, $2.75 per pound for copper, $0.95 per pound for lead, and $1.20 per pound for zinc and achievement of current production and sales volumes and cost estimates, we estimate our consolidated adjusted effective tax rate related to continuing operations for 2020 will be between 38%-42%.

	Three Months Ended December 31,			Years Ended December 31,
Operating Results	2019	2018	% Change	2019	2018	% Change
Attributable Sales (koz)
Attributable gold ounces sold	1,724	1,485	16%	6,076	5,133	18%
Attributable gold equivalent ounces sold	264	61	333%	621	238	161%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,478	$1,233	20%	$1,399	$1,260	11%
Average realized copper price	$2.76	$2.62	5%	$2.63	$2.74	(4)%
Average realized silver price	$15.49	$—	—%	$15.79	$—	—%
Average realized lead price	$0.77	$—	—%	$0.79	$—	—%
Average realized zinc price	$0.78	$—	—%	$0.80	$—	—%

Attributable Production (koz)
North America	379	143	165%	1,036	360	188%
South America	277	208	33%	997	671	49%
Australia	393	381	3%	1,431	1,523	(6)%
Africa	290	229	27%	1,065	850	25%
Nevada	373	483	(23)%	1,475	1,697	(13)%
Pueblo Viejo (40%)[1]	118	—	—%	287	—	—%
Total Gold	1,830	1,444	27%	6,291	5,101	23%

North America	187	—	—%	443	—	—%
Australia	42	34	24%	146	166	(12)%
Nevada	—	22	(100)%	35	70	(50)%
Total Gold Equivalent Ounces	229	56	309%	624	236	164%

CAS Consolidated ($/oz, $/GEO)
North America	$734	$751	(2)%	$883	$727	21%
South America	$671	$562	19%	$646	$660	(2)%
Australia	$693	$725	(4)%	$734	$709	4%
Africa	$628	$581	8%	$597	$645	(7)%
Nevada	$710	$674	5%	$748	$766	(2)%
Total Gold	$691	$658	5%	$721	$708	2%
Total Gold (by-product)	$644	$643	-%	$697	$687	1%

North America	$796	$—	—%	$886	$—	—%
Australia	$759	$857	(11)%	$803	$758	6%
Nevada	$—	$749	(100)%	$750	$845	(11)%
Total Gold Equivalent Ounces	$791	$823	(4)%	$858	$782	10%

AISC Consolidated ($/oz)
North America	$1,020	$806	27%	$1,187	$840	41%
South America	$846	$655	29%	$814	$804	1%
Australia	$899	$879	2%	$908	$845	7%
Africa	$833	$736	13%	$791	$794	-%
Nevada	$870	$855	2%	$935	$928	1%
Total Gold	$946	$845	12%	$966	$909	6%
Total Gold (by-product)	$954	$835	14%	$977	$895	9%

North America	$1,213	$—	—%	$1,339	$—	—%
Australia	$924	$1,002	(8)%	$954	$898	6%
Nevada	$—	$892	(100)%	$894	$1,035	(14)%
Total Gold Equivalent Ounces	$1,171	$967	21%	$1,222	$935	31%
[1]	Represents attributable gold from the Company’s equity method investment in Pueblo Viejo (40%). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions except per share)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018

Sales	$2,967	$2,048	$9,740	$7,253

Costs and expenses
Costs applicable to sales (1)	1,459	1,104	5,195	4,093
Depreciation and amortization	613	336	1,960	1,215
Reclamation and remediation	115	67	280	163
Exploration	67	55	265	197
Advanced projects, research and development	48	46	150	153
General and administrative	89	63	313	244
Impairment of long-lived assets	1	3	5	369
Other expense, net	56	—	295	29
	2,448	1,674	8,463	6,463
Other income (expense):
Gain on formation of Nevada Gold Mines	24	—	2,390	—
Other income, net	161	(42)	327	155
Interest expense, net of capitalized interest	(84)	(54)	(301)	(207)
	101	(96)	2,416	(52)
Income (loss) before income and mining tax and other items	620	278	3,693	738
Income and mining tax benefit (expense)	(129)	(260)	(832)	(386)
Equity income (loss) of affiliates	42	(8)	95	(33)
Net income (loss) from continuing operations	533	10	2,956	319
Net income (loss) from discontinued operations	28	5	(72)	61
Net income (loss)	561	15	2,884	380
Net loss (income) attributable to noncontrolling interests	4	(13)	(79)	(39)
Net income (loss) attributable to Newmont stockholders	$565	$2	$2,805	$341

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$537	$(3)	$2,877	$280
Discontinued operations	28	5	(72)	61
	$565	$2	$2,805	$341
Net income (loss) per common share
Basic:
Continuing operations	$0.66	$—	$3.92	$0.53
Discontinued operations	0.03	—	(0.10)	0.11
	$0.69	$—	$3.82	$0.64
Diluted:
Continuing operations	$0.66	$—	$3.91	$0.53
Discontinued operations	0.03	—	(0.10)	0.11
	$0.69	$—	$3.81	$0.64

(1)	Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Operating activities:
Net income (loss)	$561	$15	$2,884	$380
Adjustments:
Depreciation and amortization	613	336	1,960	1,215
Stock-based compensation	21	19	97	76
Reclamation and remediation	107	61	258	146
Loss (income) from discontinued operations	(28)	(5)	72	(61)
Deferred income taxes	(88)	250	334	150
Impairment of long-lived assets	1	3	5	369
Change in fair value of investments	(91)	29	(166)	50
Gain on formation of Nevada Gold Mines	(24)	—	(2,390)	—
Write-downs of inventory and stockpiles and ore on leach pads	22	51	130	271
Other operating adjustments	14	59	1	(16)
Net change in operating assets and liabilities	100	(76)	(309)	(743)
Net cash provided by (used in) operating activities of continuing operations	1,208	742	2,876	1,837
Net cash provided by (used in) operating activities of discontinued operations (1)	(3)	(2)	(10)	(10)
Net cash provided by (used in) operating activities	1,205	740	2,866	1,827
Investing activities:
Additions to property, plant and mine development	(430)	(269)	(1,463)	(1,032)
Return of investment from an equity method investee	49	—	132	—
Acquisitions, net (1)	—	(2)	127	(140)
Purchases of investments	(18)	(22)	(112)	(39)
Proceeds from sales of investments	8	2	67	18
Proceeds from sales of other assets	1	1	30	24
Other	(19)	(3)	(7)	(8)
Net cash provided by (used in) investing activities	(409)	(293)	(1,226)	(1,177)
Financing activities:
Repayment of debt	(626)	—	(1,876)	—
Dividends paid to common stockholders	(114)	(75)	(889)	(301)
Proceeds from issuance of debt, net	—	—	690	—
Repurchases of common stock	(479)	(2)	(479)	(98)
Distributions to noncontrolling interests	(49)	(53)	(186)	(160)
Funding from noncontrolling interests	18	23	93	100
Payments on lease and other financing obligations	(18)	(1)	(55)	(4)
Payments for withholding of employee taxes related to stock-based compensation	(2)	(1)	(50)	(40)
Proceeds from sale of noncontrolling interests	—	—	—	48
Other	(1)	—	(25)	—
Net cash provided by (used in) financing activities	(1,271)	(109)	(2,777)	(455)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	—	(3)	(4)
Net change in cash, cash equivalents and restricted cash	(474)	338	(1,140)	191
Cash, cash equivalents and restricted cash at beginning of period	2,823	3,151	3,489	3,298
Cash, cash equivalents and restricted cash at end of period	$2,349	$3,489	$2,349	$3,489

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$2,243	$3,397	$2,243	$3,397
Restricted cash included in Other current assets	2	1	2	1
Restricted cash included in Other non-current assets	104	91	104	91
Total cash, cash equivalents and restricted cash	$2,349	$3,489	$2,349	$3,489
(1)

Acquisitions, net is comprised of $121 in cash, cash equivalents and restricted cash acquired, net of $17 cash paid in the Newmont Goldcorp transaction and $6 of restricted cash acquired in the formation of Nevada Gold Mines during 2019. In the 2018 periods, Acquisitions, net is comprised of mineral interest acquisitions, primarily Galore Creek.

NEWMONT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	At December 31,	At December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$2,243	$3,397
Trade receivables	373	254
Investments	237	48
Inventories	1,014	630
Stockpiles and ore on leach pads	812	697
Other current assets	570	251
Current assets held for sale	1,023	—
Current assets	6,272	5,277
Property, plant and mine development, net	25,276	12,258
Investments	3,199	271
Stockpiles and ore on leach pads	1,484	1,866
Deferred income tax assets	549	401
Goodwill	2,674	58
Other non-current assets	520	584
Total assets	$39,974	$20,715

LIABILITIES
Accounts payable	$539	$303
Employee-related benefits	361	305
Income and mining taxes payable	162	71
Lease and other financing obligations	100	27
Debt	—	626
Other current liabilities	880	455
Current liabilities held for sale	343	—
Current liabilities	2,385	1,787
Debt	6,138	3,418
Lease and other financing obligations	596	190
Reclamation and remediation liabilities	3,464	2,481
Deferred income tax liabilities	2,407	612
Employee-related benefits	448	401
Silver streaming agreement	1,058	—
Other non-current liabilities	1,061	314
Total liabilities	17,557	9,203

Contingently redeemable noncontrolling interest	47	47

EQUITY
Common stock	1,298	855
Treasury stock	(120)	(70)
Additional paid-in capital	18,216	9,618
Accumulated other comprehensive income (loss)	(265)	(284)
Retained earnings	2,291	383
Newmont stockholders' equity	21,420	10,502
Noncontrolling interests	950	963
Total equity	22,370	11,465
Total liabilities and equity	$39,974	$20,715

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable regional tax rate. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended December 31, 2019			Year Ended December 31, 2019
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$565	$0.69	$0.69	$2,805	$3.82	$3.81
Net loss (income) attributable to Newmont stockholders from discontinued operations (2)	(28)	(0.03)	(0.03)	72	0.10	0.10
Net income (loss) attributable to Newmont stockholders from continuing operations	537	0.66	0.66	2,877	3.92	3.91
Gain on formation of Nevada Gold Mines (3)	(24)	(0.03)	(0.03)	(2,390)	(3.25)	(3.24)
Goldcorp transaction and integration costs (4)	32	0.04	0.04	217	0.29	0.29
Change in fair value of investments (5)	(91)	(0.11)	(0.11)	(166)	(0.23)	(0.23)
Reclamation and remediation charges, net (6)	50	0.07	0.07	99	0.13	0.13
Nevada JV transaction and integration costs (7)	4	—	—	30	0.04	0.04
Loss (gain) on asset and investment sales, net (8)	2	—	—	(28)	(0.04)	(0.04)
Restructuring and other, net (9)	(24)	(0.03)	(0.03)	(9)	(0.01)	(0.01)
Impairment of long-lived assets, net (10)	1	—	—	4	—	—
Impairment of investments (11)	—	—	—	2	—	—
Tax effect of adjustments (12)	(8)	(0.01)	(0.01)	418	0.57	0.57
Valuation allowance and other tax adjustments, net (13)	(69)	(0.09)	(0.09)	(84)	(0.10)	(0.10)
Adjusted net income (loss)	$410	$0.50	$0.50	$970	$1.32	$1.32

Weighted average common shares (millions): (14)		818	820		735	737
(1)	Per share measures may not recalculate due to rounding.
(2)	For additional information regarding our discontinued operations, see Note 13 to our Consolidated Financial Statements.
(3)	Gain on formation of Nevada Gold Mines represents the difference between the fair value of our 38.5% interest in NGM and the carrying value of the Nevada mining operations contributed.
(4)	Goldcorp transaction and integration costs, included in Other expense, net, represents costs incurred related to the Newmont Goldcorp transaction during 2019.
(5)

Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments in Continental Gold Inc.

(6)

Reclamation and remediation charges, net, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations, including adjustments related to updated water management costs for operations no longer in production at the Yanacocha mine, updated project cost estimates at the Mule Canyon and Northumberland mine sites and a review of the project cost estimates at the Midnite and Dawn remediation site, as well as increased water management costs at the Con mine. Amount is presented net of income (loss) attributable to noncontrolling interests of $(21) and $(21), respectively.

(7)	Nevada JV transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Nevada JV Agreement, including hostile defense fees, during 2019.
(8)

Loss (gain) on asset and investment sales, net, included in Other income, net, primarily represents a gain on the sale of exploration land. Amount is presented net of income (loss) attributable to noncontrolling interests of $- and $2, respectively.

(9)

Restructuring and other, net, included in Other expense, net, primarily represents certain costs, unrelated to the Newmont Goldcorp transaction or the formation of NGM, associated with severance and employee-related benefits, and legal and other settlements of $5 and $12, respectively. Restructuring and other, net included in Other income, net, primarily represents a net pension curtailment gain of $(28) and $(20), respectively. Amount is presented net of income (loss) attributable to noncontrolling interests of $(1) and (1), respectively.

(10)

Impairment of long-lived assets, net, included in Impairment of long-lived assets, represents non-cash write-downs of long-lived assets. Amount is presented net of income (loss) attributable to noncontrolling interests of $- and $(1), respectively.

(11)	Impairment of investments, included in Other income, net, represents other-than-temporary impairments of other investments.
(12)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (3) through (11), as described above, and are calculated using the applicable regional tax rate.

(13)

Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment is due to a net increase or (decrease) to net operating losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $(373) and $(262), respectively, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $55 and $(95), respectively, the effects related to the amendment of the 2014 U.S. federal income tax return and related carrybacks of $150 and $150, respectively, additions to the reserve for uncertain tax positions of $49 and $70, the expiration of U.S. capital loss carryovers of $34 and $34, respectively, and other tax adjustments of $23 and $28, respectively. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(7) and $(9), respectively.

(14)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP

	Three Months Ended December 31, 2018			Year Ended December 31, 2018
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$2	$—	$—	$341	$0.64	$0.64
Net loss (income) attributable to Newmont stockholders from discontinued operations (2)	(5)	—	—	(61)	(0.11)	(0.11)
Net income (loss) attributable to Newmont stockholders from continuing operations	(3)	—	—	280	0.53	0.53
Impairment of long-lived assets (3)	3	—	0.01	369	0.69	0.69
Loss (gain) on asset and investment sales (4)	—	—	—	(100)	(0.19)	(0.19)
Change in fair value of investments (5)	29	0.05	0.05	50	0.09	0.09
Impairment of investments (6)	42	0.08	0.07	42	0.08	0.07
Emigrant leach pad write-down (7)	—	—	—	29	0.05	0.05
Reclamation and remediation charges (8)	13	0.03	0.03	21	0.04	0.04
Restructuring and other, net (9)	3	0.01	0.01	16	0.03	0.03
Tax effect of adjustments (10)	(11)	(0.03)	(0.02)	(99)	(0.18)	(0.18)
Re-measurement due to the Tax Cuts and Jobs Act (11)	(14)	(0.03)	(0.03)	(14)	(0.03)	(0.03)
Tax restructuring related to the Tax Cuts and Jobs Act (12)	11	0.02	0.02	(34)	(0.06)	(0.06)
Valuation allowance and other tax adjustments (13)	141	0.27	0.26	158	0.30	0.30
Adjusted net income (loss)	$214	$0.40	$0.40	$718	$1.35	$1.34

Weighted average common shares (millions): (14)		533	535		533	535
(1)	Per share measures may not recalculate due to rounding.
(2)	For additional information regarding our discontinued operations, see Note 13 to our Consolidated Financial Statements.
(3)

Impairment of long-lived assets, included in Impairment of long-lived assets, represents non-cash write-downs of long-lived assets. The amount includes $366 related to long-lived assets in Nevada in 2018.

(4)

Loss (gain) on asset and investment sales, included in Other income, net, primarily represents a gain from the exchange of certain royalty interests for cash consideration and an equity ownership and warrants in Maverix.

(5)

Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments in Continental Gold Inc.

(6)	Impairment of investments, included in Other income, net, represents other-than-temporary impairments of other investments.
(7)

The Emigrant leach pad write-down, included in Costs applicable to sales and Depreciation and amortization, represents a write-down to reduce the carrying value of the leach pad to net realizable value at Emigrant due to a change in mine plan resulting in a significant decrease in mine life.

(8)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans and cost estimates at the Company’s former mining operations, including adjustments at the Idarado, Lone Tree and Rain remediation and closure sites.

(9)

Restructuring and other, net, included in Other expense, net, primarily represents certain costs associated with severance, legal and other settlements. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(1) and $(4), respectively.

(10)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (3) through (9), as described above, and are calculated using the applicable regional tax rate.

(11)

Re-measurement due to the Tax Cuts and Jobs Act, included in Income and mining tax benefit (expense), represents the re-measurement of our U.S. deferred tax assets and liabilities from 35% to the reduced tax rate of 21%. Amount reflects the final adjustments to the provisional re-measurement expense.

(12)

Tax restructuring related to the Tax Cuts and Jobs Act, included in Income and mining tax benefit (expense), represents changes resulting from restructuring our holding of non-U.S. operations for U.S. federal income tax purposes. Amounts reflects the final adjustments to the provisional restructuring charge.

(13)

Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), predominantly represent adjustments to remove the impact of our valuation allowances for items such as foreign tax credits, alternative minimum tax credits, capital losses and disallowed foreign losses. We believe that these valuation allowances cause significant fluctuations in our financial results that are not indicative of our underlying financial performance. The adjustments three and twelve months ended December 31, 2018 are due to an increase to the valuation allowance on U.S. net operating losses, credit carryovers, and other U.S. deferred tax assets of $159 and $191, respectively, other tax adjustments of $(7) and $(3), respectively, and a decrease to the valuation allowance on U.S. capital losses of $- and $(15), respectively. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(11) and $(15), respectively.

(14)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income (loss) attributable to Newmont stockholders	$565	$2	$2,805	$341
Net income (loss) attributable to noncontrolling interests	(4)	13	79	39
Net loss (income) from discontinued operations (1)	(28)	(5)	72	(61)
Equity loss (income) of affiliates	(42)	8	(95)	33
Income and mining tax expense (benefit)	129	260	832	386
Depreciation and amortization	613	336	1,960	1,215
Interest expense, net	84	54	301	207
EBITDA	$1,317	$668	$5,954	$2,160
Adjustments:
Gain on formation of Nevada Gold Mines (2)	$(24)	$—	$(2,390)	$—
Goldcorp transaction and integration costs (3)	32	—	217	—
Change in fair value of investments (4)	(91)	29	(166)	50
Reclamation and remediation charges (5)	71	13	120	21
Loss (gain) on asset and investments sales (6)	2	—	(30)	(100)
Nevada JV transaction and integration costs (7)	4	—	30	—
Restructuring and other (8)	(23)	4	(8)	20
Impairment of long-lived assets (9)	1	3	5	369
Impairment of investments (10)	—	42	2	42
Emigrant leach pad write-down (11)	—	—	—	22
Adjusted EBITDA	$1,289	$759	$3,734	$2,584
(1)	For additional information regarding our discontinued operations, see Note 13 to our Consolidated Financial Statements.
(2)	Gain on formation of Nevada Gold Mines represents the difference between the fair value of our 38.5% interest in NGM and the carrying value of the Nevada mining operations contributed.
(3)	Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Newmont Goldcorp transaction during 2019.
(4)

Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments in Continental Gold Inc.

(5)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans and cost estimates at the Company’s former historic mining operations. The 2019 charges include updated water management costs for operations no longer in production at the Yanacocha mine, updated project cost estimates at the Mule Canyon and Northumberland mine sites and a review of the project cost estimates at the Midnite and Dawn remediation site, as well as increased water management costs at the Con mine. The 2018 charges include adjustments at the Idarado, Lone Tree and Rain remediation and closure sites.

(6)

Loss (gain) on asset and investment sales, included in Other income, net, primarily represents a gain on the sale of exploration land in 2019 and a gain from the exchange of certain royalty interests for cash consideration and an equity ownership and warrants in Maverix in 2018.

(7)	Nevada JV transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Nevada JV Agreement, including hostile defense fees, during 2019.
(8)

Restructuring and other, net included in Other expense, net, primarily represents certain costs, unrelated to the Newmont Goldcorp transaction or the formation of NGM, associated with severance and employee-related benefits, and legal and other settlements of $5, $4, $12 and $20, respectively. Restructuring and other, net included in Other income, net, primarily represents a net pension curtailment gain of $28, $-, $20 and $-, respectively.

(9)

Impairment of long-lived assets, included in Impairment of long-lived assets, represents non-cash write-downs of long-lived assets. Impairments include $366 related to long-lived assets in Nevada in 2018.

(10)	Impairment of investments, included in Other income, net, represents other-than-temporary impairments of other investments.
(11)

The Emigrant leach pad write-down, included in Costs applicable to sales, represents a write-down to reduce the carrying value of the leach pad to net realizable value at Emigrant due to a change in mine plan resulting in a significant decrease in mine life in 2018.

The Company uses NGM EBITDA as a non-GAAP measure to evaluate the operating performance of its investment in Nevada Gold Mines (NGM). NGM EBITDA does not represent, and should not be considered an alternative to, Income (loss) before income and mining tax and other items, as defined by GAAP, and does not necessarily indicate whether cash distributions from NGM will be consistent with NGM EBITDA. Although the Company has the ability to exert significant influence and proportionally consolidates its 38.5% interest in NGM, it does not have direct control over the operations or resulting revenues and expenses of its investment in NGM. The Company believes that NGM EBITDA provides useful information to investors and others in understanding and evaluating the operating results of its investment in NGM, in the same manner as management and the Board of Directors. Income (loss) before income and mining tax and other items is reconciled to NGM EBITDA as follows:

	Three Months Ended	Year Ended
	December 31, 2019	December 31, 2019
Income (Loss) before Income and Mining Tax and other items, NGM (1)	$118	$203
Depreciation and amortization (1)	149	298
NGM EBITDA	$267	$501
(1)	See Note 5 to the Consolidated Financial Statements.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net cash provided by (used in) operating activities	$1,205	$740	$2,866	$1,827
Less: Net cash used in (provided by) operating activities of discontinued operations	3	2	10	10
Net cash provided by (used in) operating activities of continuing operations	1,208	742	2,876	1,837
Less: Additions to property, plant and mine development	(430)	(269)	(1,463)	(1,032)
Free Cash Flow	$778	$473	$1,413	$805

Net cash provided by (used in) investing activities (1)	$(409)	$(293)	$(1,226)	$(1,177)
Net cash provided by (used in) financing activities	$(1,271)	$(109)	$(2,777)	$(455)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/gold equivalent ounce

Costs applicable to sales per ounce/gold equivalent ounce are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/gold equivalent ounce statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures

Costs applicable to sales per ounce

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Costs applicable to sales (1)(2)	$1,251	$1,053	$4,663	$3,906
Gold sold (thousand ounces)	1,809	1,602	6,465	5,516
Costs applicable to sales per ounce (3)	$691	$658	$721	$708
(1)

Includes by-product credits of $31 and $91 during the three months and year ended December 31, 2019, respectively, and $9 and $50 during the three months and year ended December 31, 2018, respectively.

(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per gold equivalent ounce

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Costs applicable to sales (1)(2)	$208	$51	$532	$187
Gold equivalent ounces - other metals (thousand ounces) (3)	264	61	621	238
Costs applicable to sales per ounce (4)	$791	$823	$858	$782
(1)	Includes by-product credits of $1 and $3 during the three months and year ended December 31, 2019, respectively, and $- and $3 during the three months and year ended December 31, 2018, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)

Gold equivalent ounces are calculated as pounds or ounces sold multiplied by the ratio of the other metals price to the gold price using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($15/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for the 2019 periods, Gold ($1,250/oz.) and Copper ($2.70/lb.) pricing for the 2018 periods.

(4)	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per ounce for Nevada Gold Mines (NGM)

	Three Months Ended	Year Ended
	December 31,	December 31,
	2019	2019
Costs applicable to sales, NGM (1)(2)	$259	494
Gold sold (thousand ounces)	359	693
Costs applicable to sales per ounce, NGM (3)	$722	$712
(1)	See Note 5 to the Consolidated Financial Statements.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

All-In Sustaining Costs

Newmont has developed a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development (i.e. non-sustaining) activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Consolidated Statements of Operations less the amount of CAS attributable to the production of other metals at our Peñasquito, Boddington, and Phoenix mines. The other metals CAS at those mine sites is disclosed in Note 5 to the Consolidated Financial Statements. The allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines is based upon the relative sales value of gold and other metals produced during the period.

Reclamation costs. Includes accretion expense related to reclamation liabilities and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to sustain current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves to sustain production at existing operations. As these costs relate to sustaining our production, and are considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Consolidated Statements of Operations less incurred expenses related to the development of new operations, or related to major projects at existing operations where these projects will materially benefit the operation in the future. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate structure and fulfill our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other expense, net. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Consolidated Statements of Operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Sustaining capital and finance lease payments. We determined sustaining capital and finance lease payments as those capital expenditures and finance lease payments that are necessary to maintain current production and execute the current mine plan. Sustaining finance lease payments are included beginning in 2019 in connection with the adoption of ASC 842. Refer to Note 2 in the Consolidated Financial Statements for further details. We determined development (i.e. non-sustaining) capital expenditures and finance lease payments to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation. The classification of sustaining and development capital projects and finance leases is based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital and finance lease payments are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

			Advanced
			Projects,
			Research and			Treatment	Sustaining			All-In
	Costs		Development	General	Other	and	Capital and	All-In		Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Lease Related	Sustaining	Ounces (000)	Costs per
December 31, 2019	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Costs (7)(8)	Costs	Sold	oz. (9)
Gold
CC&V	$82	$1	$—	$—	$1	$—	$10	$94	89	$1,060
Red Lake	48	—	2	—	—	—	7	57	44	1,319
Musselwhite(10)	(7)	1	1	—	—	—	11	6	—	—
Porcupine	60	—	2	—	—	—	12	74	92	792
Éléonore	70	1	2	—	—	—	26	99	97	1,030
Peñasquito	50	1	—	—	—	1	14	66	90	730
Other North America	—	—	—	20	—	—	4	24	—	—
North America	303	4	7	20	1	1	84	420	412	1,020

Yanacocha	100	11	3	1	1	—	13	129	107	1,207
Merian	77	1	—	1	—	—	17	96	129	741
Cerro Negro	69	1	—	1	—	—	10	81	131	619
Other South America	—	—	—	4	—	—	—	4	—	—
South America	246	13	3	7	1	—	40	310	367	846

Boddington	144	2	2	—	—	4	21	173	188	923
Tanami	68	—	4	—	—	—	26	98	139	698
Kalgoorlie	56	1	1	—	—	—	11	69	58	1,184
Other Australia	—	—	—	3	—	—	4	7	—	—
Australia	268	3	7	3	—	4	62	347	385	899

Ahafo	112	2	6	—	—	—	27	147	179	822
Akyem	63	7	—	—	3	—	8	81	100	802
Other Africa	—	—	2	2	—	—	—	4	—	—
Africa	175	9	8	2	3	—	35	232	279	833

Nevada Gold Mines	259	(4)	7	2	3	3	47	317	359	883
Carlin	—	—	—	—	—	—	—	—	—	—
Phoenix	—	—	—	—	—	—	—	—	—	—
Twin Creeks	—	—	—	—	—	—	—	—	7	51
Long Canyon	—	—	—	—	—	—	—	—	—	—
Other Nevada	—	—	1	—	—	—	—	1	—	—
Nevada	259	(4)	8	2	3	3	47	318	366	870

Corporate and Other	—	—	16	55	—	—	12	83	—	—
Total Gold	$1,251	$25	$49	$89	$8	$8	$280	$1,710	1,809	$946

Gold equivalent ounces - other metals (11)
Peñasquito	$178	$4	$1	$—	$7	$32	$51	$273	225	$1,213
Boddington	30	—	—	—	—	2	4	36	39	924
Phoenix	—	—	—	—	—	—	—	—	—	—
Total Gold Equivalent Ounces	$208	$4	$1	$—	$7	$34	$55	$309	264	$1,171

Consolidated	$1,459	$29	$50	$89	$15	$42	$335	$2,019
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $32 and excludes co-product revenues of $294.
(3)	Includes stockpile and leach pad inventory adjustments of $2 at CC&V, $6 at Yanacocha, and $9 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $22 and $7, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $14 and $79, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $4 at CC&V, $6 at Porcupine, $2 at Éléonore, $2 at Peñasquito, $2 at Other North America, $5 at Yanacocha, $5 at Merian, $3 at Cerro Negro, $11 at Other South America, $1 at Kalgoorlie, $8 at Other Australia, $3 at Ahafo, $2 at Akyem, $2 at NGM and $9 at Corporate and Other, totaling $65 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)	Other expense, net is adjusted for Newmont Goldcorp transaction and integration costs of $32, Nevada JV transaction implementation costs of $4, and restructuring and other costs of $5.
(7)

Includes sustaining capital expenditures of $123 for North America, $40 for South America, $60 for Australia, $35 for Africa, $47 for Nevada and $12 for Corporate and Other, totaling $317 and excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $113. The following are major development projects: Borden, Musselwhite Materials Handling, Éléonore Lower Mine Material Handling System, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Ahafo North, Ahafo Mill Expansion, Goldrush Complex and Turquoise Ridge 3rd shaft.

(8)	Includes finance lease payments for sustaining projects of $18 and excludes finance lease payments for development projects of $9.
(9)	Per ounce measures may not recalculate due to rounding.
(10)	Costs are offset by insurance recoveries received during the fourth quarter of 2019.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz), Copper ($2.75/lb.), Silver ($15/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In		Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	Ounces (000)	Costs per
December 31, 2018	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	Sold	oz. (8)
Gold
CC&V	$111	$—	$1	$—	$—	$—	$5	$117	146	$806
Other North America	—	—	—	—	—	—	—	—	—	—
North America	111	—	1	—	—	—	5	117	146	806

Yanacocha	103	13	2	1	(3)	—	1	117	146	802
Merian	80	1	1	—	(2)	—	15	95	180	528
Other South America	—	—	—	1	—	—	—	1	—	—
South America	183	14	3	2	(5)	—	16	213	326	655

Boddington	167	1	—	—	—	5	14	187	191	978
Tanami	76	—	5	—	—	—	23	104	154	692
Kalgoorlie	54	1	1	—	1	—	4	61	64	954
Other Australia	—	—	2	4	(2)	—	3	7	—	—
Australia	297	2	8	4	(1)	5	44	359	409	879

Ahafo	81	—	3	—	2	—	13	99	129	769
Akyem	54	5	—	—	1	—	9	69	102	672
Other Africa	—	—	2	1	—	—	—	3	—	—
Africa	135	5	5	1	3	—	22	171	231	736

Carlin	200	4	10	2	—	—	34	250	284	884
Phoenix	57	—	1	1	1	4	4	68	68	1,007
Twin Creeks	53	—	2	1	—	—	18	74	98	759
Long Canyon	17	1	—	1	—	—	2	21	40	511
Other Nevada	—	—	—	—	(2)	—	8	6	—	—
Nevada	327	5	13	5	(1)	4	66	419	490	855

Corporate and Other	—	—	19	51	—	—	4	74	—	—
Total Gold	$1,053	$26	$49	$63	$(4)	$9	$157	$1,353	1,602	$845

Gold equivalent ounces - other metals (9)
Boddington	$36	$1	$—	$—	$—	$3	$2	$42	42	$1,002
Phoenix	15	1	1	—	—	—	—	17	19	892
Total Gold Equivalent Ounces	$51	$2	$1	$—	$—	$3	$2	$59	61	$967

Consolidated	$1,104	$28	$50	$63	$(4)	$12	$159	$1,412
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $9 and excludes co-product copper revenues of $74.
(3)	Includes stockpile and leach pad inventory adjustments of $28 at Carlin, $2 at Twin Creeks, $10 at Yanacocha, and $6 at Akyem.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $13 and $15, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $12 and $42, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $1 at Carlin, $1 at Twin Creeks, $4 at Long Canyon, $2 at CC&V, $4 at Other Nevada, $20 at Yanacocha, $1 at Merian, $10 at Other South America, $1 at Kalgoorlie, $2 at Other Australia, $2 at Ahafo, $2 at Akyem and $1 at Corporate and Other, totaling $51 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)	Other expense, net is adjusted for restructuring and other costs of $4.
(7)

Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $110. The following are major development projects: Twin Creeks Underground, Quecher Main, Tanami Expansion 2, Ahafo North, Subika Underground and Ahafo Mill Expansion.

(8)	Per ounce and per pound measures may not recalculate due to rounding.
(9)	Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,250/oz.) and Copper ($2.70/lb.) pricing.

			Advanced
			Projects,
			Research and			Treatment	Sustaining			All-In
	Costs		Development	General	Other	and	Capital and	All-In		Sustaining
Years Ended	Applicable	Reclamation	and	and	Expense,	Refining	Finance Lease	Sustaining	Ounces (000)	Costs per
December 31, 2019	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Payments (7)(8)	Costs	Sold	oz. (9)
Gold
CC&V	$290	$4	$6	$1	$3	$—	$38	$342	319	$1,071
Red Lake	136	2	7	—	—	—	29	174	112	1,570
Musselwhite	13	2	6	—	—	—	25	46	6	8,174
Porcupine	185	2	4	—	—	—	30	221	235	935
Éléonore	214	1	4	—	—	1	47	267	264	1,013
Peñasquito	116	2	—	—	—	2	39	159	144	1,100
Other North America	—	—	1	63	1	—	8	73	—	—
North America	954	13	28	64	4	3	216	1,282	1,080	1,187

Yanacocha	400	54	10	2	8	—	33	507	529	959
Merian	297	4	4	2	—	—	56	363	526	689
Cerro Negro	210	2	13	1	1	—	35	262	349	753
Other South America	—	—	—	11	—	—	—	11	—	—
South America	907	60	27	16	9	—	124	1,143	1,404	814

Boddington	575	11	3	—	—	14	66	669	710	942
Tanami	266	2	9	—	—	—	82	359	500	717
Kalgoorlie	216	4	3	—	—	—	31	254	228	1,114
Other Australia	—	—	4	10	1	—	9	24	—	—
Australia	1,057	17	19	10	1	14	188	1,306	1,438	908

Ahafo	393	5	20	—	1	—	98	517	630	820
Akyem	235	32	3	—	4	—	28	302	421	718
Other Africa	—	—	2	9	1	—	—	12	—	—
Africa	628	37	25	9	6	—	126	831	1,051	791

Nevada Gold Mines	494	6	12	5	5	5	97	624	693	901
Carlin	358	3	9	3	1	—	64	438	408	1,076
Phoenix	116	3	—	1	—	7	10	137	118	1,149
Twin Creeks	113	1	3	1	—	—	23	141	177	800
Long Canyon	36	1	—	1	—	—	7	45	96	466
Other Nevada	—	—	6	—	—	—	4	10	—	—
Nevada	1,117	14	30	11	6	12	205	1,395	1,492	935

Corporate and Other	—	—	62	203	3	—	21	289	—	—
Total Gold	$4,663	$141	$191	$313	$29	$29	$880	$6,246	6,465	$966

Gold equivalent ounces - other metals (10)
Peñasquito	$387	$7	$3	$—	$7	$66	$116	$586	438	$1,339
Boddington	117	2	—	—	—	8	12	139	145	954
Phoenix	28	2	—	—	—	1	3	34	38	894
Total Gold Equivalent Ounces	$532	$11	$3	$—	$7	$75	$131	$759	621	$1,222

Consolidated	$5,195	$152	$194	$313	$36	$104	$1,011	$7,005
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $94 and excludes co-product revenues of $691.
(3)	Includes stockpile and leach pad inventory adjustments of $12 at CC&V, $16 at Yanacocha, $19 at Boddington, $20 at Akyem, $10 at NGM, $33 at Carlin and $2 at Twin Creeks.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $85 and $67, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $53 and $142, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $7 at CC&V, $1 at Musselwhite, $10 at Porcupine, $4 at Éléonore, $3 at Peñasquito, $4 at Other North America, $14 at Yanacocha, $7 at Merian, $9 at Cerro Negro, $40 at Other South America, $3 at Tanami, $3 at Kalgoorlie, $20 at Other Australia, $13 at Ahafo, $11 at Akyem, $4 at Other Africa, $10 at NGM, $6 at Carlin, $1 at Phoenix, $2 at Twin Creeks, $12 at Long Canyon, $2 at Other Nevada and $35 at Corporate and Other, totaling $221 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)	Other expense, net is adjusted for Newmont Goldcorp transaction and integration costs of $217, Nevada JV transaction implementation costs of $30, and restructuring and other costs of $12.
(7)

Includes sustaining capital expenditures of $295 for North America, $124 for South America, $185 for Australia, $123 for Africa, $207 for Nevada and $21 for Corporate and Other, totaling $955 and excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $508. The following are major development projects: Borden, Musselwhite Materials Handling, Éléonore Lower Mine Material Handling System, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Ahafo North, Subika Underground, Ahafo Mill Expansion, Goldrush Complex and Turquoise Ridge 3rd shaft.

(8)	Includes finance lease payments for sustaining projects of $56 and excludes finance lease payments for development projects of $31.
(9)	Per ounce measures may not recalculate due to rounding.
(10)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($15/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In		Sustaining
Years Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	Ounces (000)	Costs per
December 31, 2018	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	Sold	oz. (8)
Gold
CC&V	$260	$3	$5	$2	$1	$—	$29	$300	357	$840
Other North America	—	—	—	—	—	—	—	—	—	—
North America	260	3	5	2	1	—	29	300	357	840

Yanacocha	425	47	5	2	—	—	26	505	522	967
Merian	275	2	4	1	1	—	54	337	538	627
Other South America	—	—	—	9	1	—	—	10	—	—
South America	700	49	9	12	2	—	80	852	1,060	804

Boddington	571	9	—	—	—	21	46	647	726	891
Tanami	297	2	17	—	1	—	68	385	505	763
Kalgoorlie	232	4	4	—	1	—	21	262	322	813
Other Australia	—	2	5	10	(5)	—	5	17	—	—
Australia	1,100	17	26	10	(3)	21	140	1,311	1,553	845

Ahafo	323	3	6	1	4	—	40	377	436	864
Akyem	227	22	1	1	2	—	40	293	415	705
Other Africa	—	—	2	6	—	—	—	8	—	—
Africa	550	25	9	8	6	—	80	678	851	794

Carlin	760	10	24	7	—	—	152	953	929	1,027
Phoenix	202	6	4	2	1	9	23	247	237	1,043
Twin Creeks	240	2	9	2	1	—	40	294	359	820
Long Canyon	72	2	—	1	—	—	11	86	170	505
Other Nevada	—	—	7	1	—	—	15	23	—	—
Nevada	1,274	20	44	13	2	9	241	1,603	1,695	928

Corporate and Other	—	—	63	199	1	—	12	275	—	—
Total Gold	$3,884	$114	$156	$244	$9	$30	$582	$5,019	5,516	$909

Gold equivalent ounces - other metals (9)
Boddington	$132	$2	$—	$—	$—	$12	$10	$156	173	$898
Phoenix	55	2	1	—	—	1	8	67	65	1,035
Total Gold Equivalent Ounces	$187	$4	$1	$—	$—	$13	$18	$223	238	$935

Consolidated	$4,071	$118	$157	$244	$9	$43	$600	$5,242
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $53 and excludes co-product revenues of $303.
(3)

Includes stockpile and leach pad inventory adjustments of $5 at CC&V, $39 at Yanacocha, $33 at Ahafo, $34 at Akyem, $92 at Carlin and $32 at Twin Creeks. Total stockpile and leach pad inventory adjustments at Carlin of $114 were adjusted above by $22 related to the write-down at Emigrant due to a change in mine plan, resulting in a significant decrease in mine life in the third quarter of 2018.

(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $60 and $58, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $44 and $59, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $5 at CC&V, $49 at Yanacocha, $9 at Merian, $34 at Other South America, $6 at Kalgoorlie, $7 at Other Australia, $11 at Ahafo, $12 at Akyem, $3 at Other Africa, $10 at Carlin, $3 at Twin Creeks, $23 at Long Canyon, $16 at Other Nevada and $5 at Corporate and Other, totaling $193 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)	Other expense, net is adjusted for restructuring and other costs of $20.
(7)

Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $432. The following are major development projects during the period: Quecher Main, the Merian crusher, Tanami Expansion 2, Ahafo North, Subika Underground, Ahafo Mill Expansion and Twin Creeks Underground.

(8)	Per ounce measures may not recalculate due to rounding.
(9)	Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,250/oz.) and Copper ($2.70/lb.) pricing.

A reconciliation of the 2020 Gold AISC outlook to the 2020 Gold CAS outlook, 2020 Co-product AISC outlook to the 2020 Co-product CAS outlook are provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2020 Outlook - Gold [7,8]	Outlook Estimate

(in millions, except ounces and per ounce)

Cost Applicable to Sales [1,2]	4,725
Reclamation Costs [3]	110
Advance Project and Exploration [4]	175
General and Administrative [5]	240
Other Expense	10
Treatment and Refining Costs	35
Sustaining Capital [6]	855
Sustaining Finance Lease Payments	30
All-in Sustaining Costs	6,150
Ounces (000) Sold [9]	6,300
All-in Sustaining Costs per Oz	$975
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(5)	Includes stock based compensation.
(6)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(7)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2020 AISC Gold and Co-Product Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(8)	All values are presented on a consolidated basis for Newmont.
(9)	Consolidated ounces sold for Yanacocha and Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo.
2020 Outlook - Co-Product [7,8]	Outlook Estimate

(in millions, except GEO and per GEO)

Cost Applicable to Sales [1,2]	620
Reclamation Costs [3]	10
Advance Project and Exploration [4]	10
General and Administrative [5]	25
Other Expense	—
Treatment and Refining Costs	160
Sustaining Capital [6]	120
Sustaining Finance Lease Payments	20
All-in Sustaining Costs	975
Co-Product GEO (000) Sold [9]	1,105
All-in Sustaining Costs per Co Product GEO	$880
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(5)	Includes stock based compensation.
(6)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(7)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2020 AISC Gold and Co-Product Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(8)	All values are presented on a consolidated basis for Newmont.
(9)	Co-Product GEO are all non gold co-products (Peñasquito silver, zinc, lead, and Boddington copper).

Net debt to Pro forma Adjusted EBITDA ratio

Management uses net debt to Pro forma Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Pro forma Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Pro forma Adjusted EBITDA. Net debt to Pro forma Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Pro forma Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Pro forma Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Pro forma Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Pro forma Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Pro forma Adjusted EBITDA as follows:

	Three months ended	Three months ended	Three months ended	Three months ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019

Net income (loss) attributable to Newmont stockholders	$565	$2,178	$(25)	$87
Net income (loss) attributable to noncontrolling interests	(4)	26	25	32
Net loss (income) from discontinued operations	(28)	48	26	26
Equity loss (income) of affiliates	(42)	(32)	(26)	5
Income and mining tax expense (benefit)	129	558	20	125
Depreciation and amortization	613	548	487	312
Interest expense, net	84	77	82	58
EBITDA	1,317	3,403	589	645
EBITDA Adjustments:
Gain on formation of Nevada Gold Mines	(24)	(2,366)	—	—
Goldcorp transaction and integration costs	32	26	114	45
Change in fair value of investments	(91)	(19)	(35)	(21)
Reclamation and remediation charges	71	17	32	—
Loss (gain) on asset and investment sales	2	1	(32)	(1)
Nevada JV transaction and integration costs	4	3	11	12
Restructuring and other	(23)	10	—	5
Impairment of long-lived assets	1	3	—	1
Impairment of investments	—	1	—	1
Emigrant leach pad write-down	—	—	—	—
Adjusted EBITDA	1,289	1,079	679	687

Goldcorp adjusted EBITDA (prior to acquisition) (1)	—	—	(66)	148
Total pro forma adjusted EBITDA	$1,289	$1,079	$613	$835
12 month trailing Adjusted EBITDA	$3,816

Total Gross Debt	$6,834
Less: Cash and cash equivalents	(2,243)
Total net debt	$4,591

Net debt to pro forma adjusted EBITDA	1.2
(1)

Represents Goldcorp’s pre-acquisition Adjusted EBITDA on a US GAAP basis from January 1, 2019 through to the acquisition date, April 18, 2019. This amount is added to our adjusted EBITDA to include a full twelve months of Goldcorp results on a pro forma basis for the twelve months ended December 31, 2019. The pro forma adjusted EBITDA was derived from Goldcorp management unaudited financial information for the three months ended March 31, 2019 and April 1, 2019 through April 18, 2019, the acquisition date. Goldcorp’s pre-acquisition Adjusted EBITDA has been added to our adjusted EBITDA for the purposes of Net Debt to Pro Forma Adjusted EBITDA ratio only.

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead, and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Consolidated gold sales, net	$2,673	$1,974	$9,049	$6,950
Consolidated copper sales, net	47	74	210	303
Consolidated silver sales, net	144	—	253	—
Consolidated lead sales, net	47	—	85	—
Consolidated zinc sales, net	56	—	143	—
Total sales	$2,967	$2,048	$9,740	$7,253

	Three Months Ended December 31, 2019
	Gold	Copper	Silver (1)	Lead (1)	Zinc (1)
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,679	$47	$122	$53	$75
Silver streaming amortization	—	—	21	—	—
Provisional pricing mark-to-market	2	2	7	1	—
Gross after provisional pricing and streaming impact	2,681	49	150	54	75
Treatment and refining charges	(8)	(2)	(6)	(7)	(19)
Net	$2,673	$47	$144	$47	$56
Consolidated ounces (thousands)/ pounds (millions) sold	1,809	17	9,268	61	72
Average realized price (per ounce/pound)(2):
Gross before provisional pricing and streaming impact	$1,481	$2.75	$13.00	$0.88	$1.05
Silver streaming amortization	—	—	2.26	—	—
Provisional pricing mark-to-market	1	0.14	0.78	0.01	—
Gross after provisional pricing and streaming impact	1,482	2.89	16.04	0.89	1.05
Treatment and refining charges	(4)	(0.13)	(0.55)	(0.12)	(0.27)
Net	$1,478	$2.76	$15.49	$0.77	$0.78

	Year ended December 31, 2019
	Gold	Copper	Silver (1)	Lead (1)	Zinc (1)
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$9,063	$220	$218	$97	$187
Silver streaming amortization	—	—	37	—	—
Provisional pricing mark-to-market	15	(1)	7	1	—
Gross after provisional pricing and streaming impact	9,078	219	262	98	187
Treatment and refining charges	(29)	(9)	(9)	(13)	(44)
Net	$9,049	$210	$253	$85	$143
Consolidated ounces (thousands)/ pounds (millions) sold	6,465	80	15,987	108	179
Average realized price (per ounce/pound)(2):
Gross before provisional pricing and streaming impact	$1,402	$2.76	$13.57	$0.90	$1.05
Silver streaming amortization	—	—	2.31	—	—
Provisional pricing mark-to-market	2	(0.01)	0.45	0.01	—
Gross after provisional pricing and streaming impact	1,404	2.75	16.33	0.91	1.05
Treatment and refining charges	(5)	(0.12)	(0.54)	(0.12)	(0.25)
Net	$1,399	$2.63	$15.79	$0.79	$0.80

	Three Months Ended		Year ended
	December 31, 2018		December 31, 2018
	Gold	Copper	Gold	Copper
	(ounces)	(pounds)	(ounces)	(pounds)
Consolidated sales:
Gross before provisional pricing	$1,975	$77	$6,982	$323
Provisional pricing mark-to-market	8	—	(2)	(7)
Gross after provisional pricing	1,983	77	6,980	316
Treatment and refining charges	(9)	(3)	(30)	(13)
Net	1,974	74	6,950	303
Consolidated ounces (thousands)/ pounds (millions) sold	1,602	28	5,516	110
Average realized price (per ounce/pound)(2):
Gross before provisional pricing	$1,233	$2.76	$1,266	$2.94
Provisional pricing mark-to-market	5	(0.02)	—	(0.07)
Gross after provisional pricing	$1,238	$2.74	$1,266	$2.87
Treatment and refining charges	(5)	(0.12)	(6)	(0.13)
Net	$1,233	$2.62	$1,260	$2.74
(1)	Silver, lead and zinc sales are the result of the Newmont Goldcorp transaction.
(2)	Per ounce measures may not recalculate due to rounding.

Gold by-product metrics

Copper, silver, lead, and zinc are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead, and zinc are co-products, or significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.

Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead, and zinc production as a by-product, even when copper, silver, lead or zinc is a significant resource in primary ore-body. These metrics are calculated by subtracting copper, silver, lead, and zinc sales recognized from Sales and including these amounts as offsets to CAS.

Gold by-product Metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Consolidated gold sales, net	$2,673	$1,974	$9,049	$6,950
Consolidated other metal sales, net	294	74	691	303
Consolidated copper sales, net	47	74	210	303
Consolidated silver sales, net	144	—	253	—
Consolidated lead sales, net	47	—	85	—
Consolidated zinc sales, net	56	—	143	—
Sales	$2,967	$2,048	$9,740	$7,253

Costs applicable to sales	$1,459	$1,104	$5,195	$4,093
Less: Consolidated other metal sales, net	(294)	(74)	(691)	(303)
By-Product costs applicable to sales	$1,165	$1,030	$4,504	$3,790
Gold sold (thousand ounces)	1,809	1,602	6,465	5,516
Total Gold CAS per ounce (by-product) (1)	$644	$643	$697	$687

Total AISC	$2,019	$1,412	$7,005	$5,242
Less: Consolidated other metal sales, net	(294)	(74)	(691)	(303)
By-Product AISC	$1,725	$1,338	$6,314	$4,939
Gold sold (thousand ounces)	1,809	1,602	6,465	5,516
Total Gold AISC per ounce (by-product) (1)	$954	$835	$977	$895
(1)	Per ounce measures may not recalculate due to rounding.

Conference Call Information

A conference call will be held on Thursday, February 20, 2020 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details
Dial-In Number	855.209.8210
Intl Dial-In Number	412.317.5213
Conference Name	Newmont
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10137782

Webcast Details
Title: Newmont Full Year and Fourth Quarter 2019 Earnings Conference Call
URL: https://event.on24.com/wcc/r/2154308/76B7917DAA0F2D1AAF1F76E7FE5CC7BB

The full year and fourth quarter 2019 results will be available before the market opens on Thursday, February 20, 2020 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical proficiency. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “preliminary,” or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production, upside potential and indicative production profiles; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future consolidated and attributable capital expenditures, including development and sustaining capital; (iv) estimates of future cost reductions, full potential savings, value creation, improvements, synergies and efficiencies; (v) expectations regarding the development, growth and exploration potential of the Company’s operations, projects and investments, including, without limitation, returns, IRR, schedule, decision dates, mine life, commercial start, first production, capital average production, average costs, impacts of improvement or expansion projects and upside potential; (vi) expectations regarding future investments or divestitures; (vii) expectations regarding free cash flow, future dividends plans, share repurchases and returns to stockholders; (viii) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and recoveries; (ix) estimates of future closure costs and liabilities; (x) expectations regarding the timing and/or likelihood of future borrowing, future debt repayment, financial flexibility and cash flow; (xi) expectations regarding the future success of exploration, development of the project pipeline, on-going integration work and Nevada joint venture; (xii) expectations regarding expense outlook, including G&A, interest expense, depreciation and amortization and tax rate, and (xiii) expectations regarding closing of pending divestitures, including Red Lake and the Company’s stake in Continental Gold. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve and mineralized material estimates; (viii) other planning assumptions, and (ix) the timely satisfaction of closing conditions and receipt of approvals in connection with pending divestitures .. In addition, with respect to plans related to future dividends, investors are cautioned that declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold price fluctuations and other factors deemed relevant by the Board. The planned dividend increase reflects management’s expectations. However, 2020 dividends have not yet been approved or declared by the Board of Directors. The Board of Directors reserves all powers related to the declaration and payment of dividends. Consequently, in determining the dividend to be declared and paid on the common stock of the Company, the Board of Directors may revise or terminate such dividend plans at any time without prior notice. Further, with respect to the stock repurchase program, investors are reminded that the extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including trading volume, market conditions, legal requirements, business conditions and other factors. As such, no guarantees can be made with respect to the impact of the program. The repurchase program may be discontinued at any time, and the program does not obligate the Company to acquire any specific number of shares of its common stock. For a more detailed discussion of risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the U.S. Securities and Exchange Commission (the “SEC”), under the heading “Risk Factors”, available on the SEC website or www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

The “reserves” disclosed in this release have been prepared in compliance with Industry Guide 7 published by the SEC. As used in this news release, the term “reserve” means that part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination. The term “economically,” as used in this definition, means that profitable extraction or production has been established or analytically demonstrated in a feasibility study to be viable and justifiable under reasonable investment and market assumptions. The term “legally,” as used in this definition, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, Newmont must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at a particular deposit will be accomplished in the ordinary course and in a timeframe consistent with Newmont’s current mine plans. Reserves in this news release are aggregated from the proven and probable classes. For a breakdown, please see the Company’s Annual Report for the “Proven and Probable Reserve” and “Mineralized Material” tables prepared in compliance with the SEC’s Industry Guide 7, available at www.newmont.com and on www.sec.gov. Investors are reminded that reserves notes in this release are estimates as of December 31, 2019.

Contacts

Media Contact
Omar Jabara, 303.837.5114
omar.jabara@newmont.com

Investor Contact
Jessica Largent, 303.837.5484
jessica.largent@newmont.com